UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Separate Share Trust f/b/o, William P. Lauder u/a/d 12/15/76 (1) c/o: Anthony E. Malkin
   107 Doubling Road
   Greenwich, CT  06830
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/30/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |11/16/|S   | |45,700            |D  |$42.0000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |23,800            |D  |$42.0625   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |5,100             |D  |$42.1250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |11,800            |D  |$42.1875   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |1,000             |D  |$42.2500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/16/|S   | |4,800             |D  |$42.3125   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |2,700             |D  |$42.5000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |3,600             |D  |$42.6250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/16/|S   | |1,500             |D  |$42.7500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/17/|S   | |4,300             |D  |$42.0000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/18/|S   | |100,300           |D  |$42.0000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/18/|S   | |400               |D  |$42.0625   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/18/|S   | |7,000             |D  |$42.1250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/18/|S   | |600               |D  |$42.1875   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/19/|S   | |2,300             |D  |$42.2500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/19/|S   | |22,000            |D  |$42.3750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/19/|S   | |13,100            |D  |$42.4375   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/19/|S   | |25,000            |D  |$42.5000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/19/|S   | |45,000            |D  |$42.6250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/19/|S   | |145,000           |D  |$42.7500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/19/|S   | |10,000            |D  |$42.8750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/19/|S   | |8,600             |D  |$43.0000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/19/|S   | |16,400            |D  |$43.0625   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |4,500             |D  |$42.8750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |62,300            |D  |$43.0000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |500               |D  |$43.0625   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/22/|S   | |65,500            |D  |$43.1250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |40,200            |D  |$43.2500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |5,000             |D  |$43.3125   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |69,900            |D  |$43.3750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/22/|S   | |5,100             |D  |$43.4375   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/23/|S   | |500               |D  |$43.0625   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/23/|S   | |1,000             |D  |$43.1250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/23/|S   | |7,000             |D  |$43.1875   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/23/|S   | |100               |D  |$43.2500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/23/|S   | |300               |D  |$43.3125   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/23/|S   | |1,100             |D  |$43.3750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/23/|S   | |11,600            |D  |$43.6250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |11/23/|S   | |12,100            |D  |$43.6875   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/23/|S   | |1,300             |D  |$43.7500   |261,658 (2)        |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. The full name of the Trust is: Separate Share Trust f/b/o William P. Lauder u/a/d December 15, 1976, created by Leonard A. Lauder, as Grantor.
2. Does not include the ownership of 1,143,454 shares of Class B Common Stock, which are convertible into a like number of shares of Class A
Common
Stock.
SIGNATURE OF REPORTING PERSON
Anthony E. Malkin, Trustee
DATE
12/02/1999